EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-153157, 333-127626, 333-127750, 333-127631, 333-157726 and 333-136662) of ACCO Brands Corporation of our report dated February 24, 2011, with respect to the consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the two-year period ended December 31, 2010, the related financial statement schedules, and the effectiveness of internal control over financial reporting, which report is included in the December 31, 2010 annual report on Form 10-K of ACCO Brands Corporation.

/s/ KPMG LLP

Chicago, Illinois

February 24, 2011